UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2018

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1235 Radio Road, Suite 110

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2018, Soleno Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Abingworth Bioventures VII LP, Oracle Investment Management, entities associated with Jack W. Schuler and Ernest Mario (the Chairman of our Board of Directors), and certain other institutional and accredited investors (the “Investors”), pursuant to which the Company has agreed to issue and sell to the Investors in a private placement (the “Private Placement”), up to 10,272,375 units (the “Units”). The Company expects the Private Placement to close on or about December 21, 2018. Each Unit consists of one (1) share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase 0.05 shares of Common Stock (each, a “Warrant” and, collectively, the “Warrants”), at a price per Unit of $1.60625 (the “Purchase Price”) for aggregate gross proceeds of approximately $16,500,000. The Purchase Price consists of $1.60 per share of Common Stock, which is equal to the per share closing price of the Common Stock of the Company on December 18, 2018, the date immediately preceding the signing of the Purchase Agreement, and $0.00625 for each Warrant. The exercise price of the Warrants is $2.00 per share. The Company expects the net proceeds from the Private Placement to be approximately $16,146,740, after deducting offering expenses. The Company intends to use the net proceeds from the Private Placement for clinical trial expenses and working capital or other general corporate purposes.

In connection with the Private Placement, the Company will grant registration rights to the Investors, pursuant to which, among other things, the Company will prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement to register for resale the shares of Common Stock sold in the Private Placement and the shares of Common Stock underlying the Warrants. Roth Capital Partners, LLC (“Roth”) has acted as the Company’s sole placement agent for the Private Placement.

The Purchase Agreement contains customary representations, warranties and covenants made solely for the benefit of the parties to the Purchase Agreement. The Purchase Agreement is incorporated herein by reference, but only to provide information regarding the terms of the Purchase Agreement and not to provide with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing description of the material terms of the Purchase Agreement and the Warrants is qualified in its entirety by reference to the full text of the Purchase Agreement and form of Warrant, which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the Private Placement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, the Company will sell the Shares to an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Investors represented that they are acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director

On December 17, 2018, Rajen Dalal submitted his resignation as a director from the Board of Directors (the “Board”) of the Company, as well as from the Audit Committee of the Board of Directors (the “Audit Committee”) and the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) effective January 1, 2019. The resignation of Mr. Dalal was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

(d) Election of Director.

On December 17, 2018, the Board appointed Andrew Sinclair, Ph.D. to the Board, effective upon the closing of the Private Placement. Dr. Sinclair will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2021, when he is expected to stand for election by a vote of the Company’s stockholders. Dr. Sinclair will also serve on the Audit Committee and the Nominating Committee.

Since 2008, Dr. Sinclair has held various positions at Abingworth LLP, a life sciences investment group, where he is currently a Partner and Portfolio Manager. Dr. Sinclair is a member of the Institute of Chartered Accountants in England and Wales and received a Ph.D. in chemistry and genetic engineering at the BBSRC Institute of Plant Science, Norwich, and a B.Sc. in microbiology from King’s College London.

Dr. Sinclair has been designated to be appointed to the Board by Abingworth LLP pursuant to the terms of the Purchase Agreement. Dr. Sinclair will receive standard compensation and equity awards available to non-employee directors of the Company.

Dr. Sinclair will also execute the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-196635) filed with the Securities and Exchange Commission on June 10, 2014.

The Company included an announcement regarding the appointment of Dr. Sinclair in the press release attached hereto as Exhibit 99.1. The information in the press release attached hereto related to Dr. Sinclair shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01. Other Events.

Press Release

On December 19, 2018, the Company issued a press release announcing the Private Placement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Clinical Trial

The Company’s ongoing Phase III trial, DESTINY PWS, evaluating Diazoxide Choline Controlled-Release tablets for the treatment of Prader-Willi syndrome (“PWS”), continues to enroll patients at multiple sites. Generally, the competitive landscape for PWS trials has evolved substantially in 2018 with increased activity in the development of drugs in this space. As of the date of this Form 8-K, the Company is aware of eight other current or proposed clinical trials evaluating PWS therapies. If all of these clinical trials are ongoing concurrently, given the limited number of patients, it may hamper recruitment and enrollment of qualified patients for DESTINY PWS. Following the slower enrollment that the Company experienced earlier in 2018, it has seen an increase in enrollment during the second half of 2018. As of the date of this Form 8-K, it now has eleven sites activated in the United States screening patients and intends to activate additional sites in the first quarter of 2019.

The Company has publicly stated that it expects topline data from DESTINY PWS by mid-year 2019, but now believes that it may encounter delays. In order to achieve this timeline, it will be deploying additional resources for this clinical trial. These resources include, but are not limited to, activating additional sites in the United States and potentially in other geographies, hiring clinical trial specialists for the field, and coordinating with the clinical research organization to deploy additional resources. The Company expects to use a portion of the funds raised in this Private Placement on these increased activities related to DESTINY PWS. Specifically, it expects to spend an additional approximately $8 million on direct clinical trial activities, $5 million on general and administrative expenses and $4 million on other development activities in connection with this deployment of additional resources for the DESTINY PWS trial.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

10.1	Form of Securities Purchase Agreement, dated as of December 19, 2018.

99.1	Press Release of Soleno Therapeutics, Inc., dated December 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.
Date: December 19, 2018

	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer